Exhibit 99.1

2009-17

Contact:  R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON COMPLETES NATCO ACQUISITION

HOUSTON (November 18, 2009) – Cameron (NYSE: CAM) has closed on its acquisition of NATCO Group Inc., following the approval of the previously announced merger agreement by NATCO’s shareholders at a special meeting held earlier today.  NATCO shareholders received 1.185 shares of Cameron common stock in return for each share of NATCO common stock held, and will receive cash reflecting the value of any fractional shares.  Cameron has issued approximately 23.7 million shares related to this transaction.

Cameron President and Chief Executive Officer Jack B. Moore said, “We are pleased to add NATCO’s talented people and complementary businesses to the Cameron organization, and we look forward to moving ahead with the integration process.  As previously noted, we expect the acquisition to favorably impact our profitability in 2010, after adjusting for any integration costs.”

Simmons & Company International served as financial advisor to Cameron on this transaction.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes a forward-looking statement regarding the impact of the acquisition on the future profitability of the Company, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in a forward-looking statement.  Such statement is based on current expectations of the Company’s performance and the performance of the acquired operations, and is subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition of the businesses acquired.  Such factors may include overall demand for, and pricing of, the businesses’ products and the size and timing of orders of such products.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.